Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Oppenheimer Quest for Value Funds:

We consent to the use of our report dated December 22, 2014, with respect to the financial statements and financial highlights of Oppenheimer Small- & Mid- Cap Value Fund (a series of Oppenheimer Quest for Value Funds), incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

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KPMG LLP

Denver, Colorado

February 24, 2015